Exhibit 99

Contact:	Gary Thompson - Media	Jacqueline Beato - Investors
	Caesars Entertainment Corporation	Caesars Entertainment Corporation
	(702) 407-6529	(702) 407-6131

Caesars Entertainment Reports Third Quarter of 2012 Results

LAS VEGAS - October 31, 2012 - Caesars Entertainment Corporation (NASDAQ: CZR) today reported the following financial results for the third quarter of 2012:

•	Net revenues and Adjusted EBITDA remain flat

•	August debt transactions consummated in October extend maturities, boost liquidity and increase balance sheet cash

•	First wave of Linq tenants announced in October

•	Total Rewards receives customer-loyalty industry’s top award

The table below highlights certain GAAP and non-GAAP financial measures:

	Quarter Ended September 30,		Percent Favorable/ (Unfavorable)	Nine Months Ended September 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions, except per share data)	2012	2011		2012	2011
Net revenues	$2,198.4	$2,189.7	0.4%	$6,572.5	$6,467.5	1.6%
(Loss)/income from operations (1)	(220.6)	179.8	*	(82.3)	606.0	*
Loss from continuing operations, net of income taxes	(506.2)	(184.6)	(174.2)%	(1,054.8)	(506.5)	(108.3)%
Income from discontinued operations, net of income taxes	2.8	11.2	(75.0)%	28.5	35.2	(19.0)%
Net loss attributable to Caesars	(505.5)	(164.0)	(208.2)%	(1,027.8)	(467.0)	(120.1)%
Diluted loss per share (2)	(4.03)	(1.31)	(207.6)%	(8.21)	(3.73)	(120.1)%
Property EBITDA (3)	512.2	497.2	3.0%	1,587.0	1,523.8	4.1%
Adjusted EBITDA (4)	484.5	482.5	0.4%	1,517.6	1,477.6	2.7%

*	Not meaningful.

See footnotes following Caesars Entertainment Operating Company, Inc. results later in this release.

Management Commentary

“We continued to make significant progress during the third quarter on a strategy designed to position our company for future growth,” said Gary Loveman, Caesars Entertainment chairman, chief executive officer and president. “We continued to refinance our nearest-term maturities and improve our financial flexibility. In August 2012, we issued $750 million in new debt due 2020, with proceeds used to refinance debt maturing in 2014 and 2015 and to increase liquidity. In conjunction with this transaction, which closed in October, we extended the maturity of approximately $958 million of term loans from 2015 to 2018 and beyond, and repaid approximately $479 million of term loans under our credit facilities.

“We moved forward with the expansion of our distribution network into growth markets while we continued to invest in our hub markets of Las Vegas and Atlantic City,” Loveman said. “We’ve started taking reservations for the highly anticipated opening of the Nobu Hotel at Caesars Palace in Las Vegas next January. We’ve also announced an eclectic and exciting mix of tenants who’ve already signed contracts to be part of the Linq retail, dining and entertainment experience at the center of the Las Vegas Strip.

“Our consortium with Rock Gaming and others is proceeding with plans to open a gaming facility in Baltimore in the middle of 2014, and we will apply for a license to build a full-scale gaming-destination resort in Boston in an alliance with Suffolk Downs,” he said. “We’ve also begun booking meetings and conventions for the spring 2013 opening of the new $450 million Horseshoe Cincinnati being developed by Rock Ohio Caesars LLC, a joint venture in which we have a 20% ownership interest.

“Our focus on increasing the relevance and reach of our core brands gained recognition when COLLOQUY, a global provider of publications, education and research, granted our Total Rewards customer-loyalty program its most prestigious honor, the Master of Enterprise Loyalty Award,” Loveman said. “What was particularly gratifying was that we were nominated and selected for the honor by external audiences and expert judges over all other leading loyalty-marketing programs globally.

“Thanks primarily to growth in our interactive operations and a continued emphasis on expense reductions, we achieved about the same net revenues and Adjusted EBITDA as in the third quarter of 2011, despite more competitive markets and the challenges posed by the continuing weakness of the U.S. economy,” Loveman said. “Reflecting the sluggish economic conditions, customer visitation declined in all regions and spend per trip declined in several regions. However, Las Vegas saw a nearly 8 percent increase in per trip customer spending and Iowa-Missouri and Louisiana-Mississippi experienced modest increases in spend per trip.

“As we enter the fourth quarter, we remain focused on increasing revenues, strengthening our capital structure, investing in growth opportunities in new markets, increasing our brand recognition and controlling expenses,” he said. “In fact, our efforts to streamline our cost structure resulted in Property EBITDA gains in three of our six domestic regions, including the struggling Atlantic City Region.

“During this quarter, we expect to complete the previously announced sale of Harrah’s St. Louis for $610 million and plan to use the proceeds from the sale to reinvest in our core properties and invest in growth opportunities,” Loveman said. “One example is our anticipated renovation and rebranding of the Imperial Palace, which we are renaming The Quad. We expect to upgrade significant portions of that property, including the casino, public spaces and guest rooms. The reconfiguration of the casino and its entrances will enable direct access from the Linq and make the Quad what we believe to be one of the most easily accessible casinos on the Strip.”

Financial Results

As a result of the pending sale, the assets and liabilities of the Harrah’s St. Louis casino included in the sale are classified as held for sale in the consolidated summary balance sheets shown later in this release and the results of the Harrah’s St. Louis casino are presented as Discontinued Operations in the consolidated summary of operations for the third quarter and nine-month periods of 2012 and 2011, also shown later in this release.

Net revenues for the third quarter of 2012 increased 0.4% compared with the year-earlier period, due mainly to an increase in other revenues from the Company’s interactive operations, which include Playtika Ltd., and higher revenues from Caesars’ management companies resulting from the opening of Horseshoe Cleveland earlier this year. These increases were largely offset by lower casino revenues in all but the Las Vegas and Illinois/Indiana regions.

Loss from operations for the third quarter of 2012 was $220.6 million compared with income from operations of $179.8 million in the prior-year quarter. This change was due mainly to non-cash charges totaling $419.0 million, comprised of intangible asset impairments of $247.0 million related to goodwill, $127.0 million related to trademarks and $32.0 million related to gaming rights, and a tangible asset impairment of $13.0 million.

Net loss attributable to Caesars for the third quarter of 2012 was $505.5 million, up $341.5 million, or 208.2%, from the third quarter of 2011. Higher net losses in the third quarter of 2012 reflect the impairment charges discussed above, increased interest expense for the third quarter of 2012 and changes in the tax rate benefit as further described in “Other Items” that follows later in this release.

For the third quarter of 2012, Property EBITDA and Adjusted EBITDA increased $15.0 million, or 3.0%, and $2.0 million, or 0.4%, respectively, from 2011 primarily driven by the income impact of higher revenues.

Performance Metrics

The Company measures its performance in part through the tracking of trips by rated customers, which means a customer whose gaming activity is tracked through the Total Rewards customer-loyalty system (“trips”), and by spend per rated customer trip (“spend per trip”).

The following table reflects the percentage increase/(decrease) in trips and spend per trip for the U.S. regions for the third quarter and the nine-month periods of 2012, compared with the same periods in 2011.

	Quarter Ended September 30,		Nine Months Ended September 30,
	Trips	Spend per Trip	Trips	Spend per Trip
Consolidated Caesars	(4.9)%	1.3%	(1.9)%	(0.6)%
Las Vegas region	(0.4)%	7.8%	2.3%	0.8%
Atlantic City region:
Lodgers	(4.5)%	(2.8)%	(6.2)%	(1.3)%
Non-lodgers	(5.1)%	(4.1)%	(4.1)%	(1.2)%
All other regions	(6.0)%	(0.6)%	(1.4)%	(1.9)%

Trips across all regions decreased in the third quarter of 2012 when compared with the same period in 2011, resulting in a decline of 4.9% on a consolidated basis, due mainly to economic and competitive pressures as well as hurricane-related property closures in the Louisiana/Mississippi region in August 2012. The overall increase in spend per trip in the third quarter of 2012 was attributable to a large increase in the Las Vegas region due primarily to strength in the international high-end segment, as well as modest increases in the Iowa/Missouri and Louisiana/Mississippi regions.

On a consolidated basis in 2012, third quarter cash average daily room rates decreased from $91 to $89, due primarily to decreases in the Company’s groups segment, and total occupancy percentage remained flat when compared with 2011.

Results by Region

To provide more meaningful information than would be possible on either a consolidated basis or an individual property basis, the Company’s casino properties and other operations have been grouped into seven regions. Operating results for each of the regions are provided below.

Las Vegas Region

Las Vegas Region properties include Bally’s Las Vegas, Bill’s Gamblin’ Hall & Saloon, Caesars Palace, Flamingo Las Vegas, Harrah’s Las Vegas, Imperial Palace, Paris Las Vegas, Planet Hollywood Resort & Casino, and Rio.

	Quarter Ended September 30,		Percent Favorable/ (Unfavorable)	Nine Months Ended September 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2012	2011		2012	2011
Net revenues	$735.1	$733.1	0.3%	$2,287.3	$2,245.9	1.8%
Income from operations	62.4	88.2	(29.3)%	310.4	348.4	(10.9)%
Property EBITDA (2)	163.9	172.9	(5.2)%	589.6	599.3	(1.6)%

Third-quarter net revenues were relatively flat for the region when compared with 2011, as increased casino revenues were mostly offset by decreases in food and beverage and other revenues combined with higher promotional allowances. Revenues rose slightly, despite the negative impact on results caused by Project Linq construction activities, including the closure of O’Shea’s casino in May 2012, the closure of several retail outlets at Harrah’s Las Vegas and the ongoing renovation of the Imperial Palace, which the Company estimates to have reduced net revenues by approximately $10 million to $15 million. Trips were relatively flat, while spend per trip increased 7.8%, due primarily to strength in the international high-end segment. Hotel revenues in the region were relatively flat when compared with 2011, due in part to the 662 additional Octavius Tower rooms, offset by a decrease in cash average daily room rates from $89 in 2011 to $87 in 2012 and a decrease in total occupancy percentage of 1.8 percentage points.

Income from operations decreased for the third quarter of 2012 by 29.3% primarily due to increases in property operating expenses, non-cash intangible asset impairment charges of $3.0 million and an increase in write-downs, reserves, and project opening costs, net of recoveries, associated with demolition costs to prepare for Project Linq.

Property EBITDA for the third quarter of 2012 was lower than in 2011, mainly resulting from the increase in property operating expenses which more than offset the slight increase in net revenues. Also, the Company estimates that the negative impact caused by Project Linq construction activities was to reduce Property EBITDA by approximately $5 million to $10 million.

Construction on Project Linq, which is scheduled to open in phases in the second half of 2013, continues. Caesars recently announced the first wave of tenants who will populate the retail, dining and entertainment experience between the Company’s Flamingo and Imperial Palace casinos, on the east side of the Las Vegas Strip. The tenants are aimed at appealing to Gen X and Gen Y visitors and include trend-setting brands such as Brooklyn Bowl, F.A.M.E., Yard House, Tilted Kilt and others that, combined, will constitute more than 70% of the 230,000 square feet of the space available for lease.

Atlantic City Region

Atlantic City region properties include Bally’s Atlantic City, Caesars Atlantic City, Harrah’s Atlantic City, Harrah’s Philadelphia (formerly known as Harrah’s Chester), and Showboat Atlantic City.

	Quarter Ended September 30,		Percent Favorable/ (Unfavorable)	Nine Months Ended September 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2012	2011		2012	2011
Net revenues	$477.3	$497.5	(4.1)%	$1,346.2	$1,424.2	(5.5)%
Income from operations	47.3	39.7	19.1%	82.4	93.6	(12.0)%
Property EBITDA (2)	99.8	89.5	11.5%	236.9	240.3	(1.4)%

Net revenues for the third quarter of 2012 in the Atlantic City region were down $20.2 million, or 4.1%, from 2011, due mainly to lower casino revenues, largely resulting from a decline in trips. Trips by lodgers and non-lodgers declined 4.5% and 5.1%, respectively, in the third quarter of 2012 from 2011 due mainly to new competition in the region. Spend per trip for lodgers and non-lodger decreased 2.8% and 4.1%, respectively. The Company expects the market to continue to be challenged by local and regional competition. Income from operations and Property EBITDA increased 19.1% and 11.5%, respectively, in the third quarter of 2012 compared with 2011 due mainly to decreased property operating expenses resulting from cost savings initiatives and lower property tax assessments in Atlantic City, partially offset by the decline in net revenues.

Louisiana/Mississippi Region

Louisiana/Mississippi region properties include Grand Casino Biloxi, Harrah’s New Orleans, Harrah’s Tunica, Horseshoe Bossier City, Harrah’s Horseshoe Tunica, Harrah’s Louisiana Downs, and Tunica Roadhouse Hotel and Casino.

	Quarter Ended September 30,		Percent Favorable/ (Unfavorable)	Nine Months Ended September 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2012	2011		2012	2011
Net revenues	$266.2	$291.7	(8.7)%	$843.5	$845.5	(0.2)%
(Loss)/income from operations	(183.0)	35.4	*	(271.2)	106.0	*
Property EBITDA (2)	56.2	60.3	(6.8)%	194.5	183.6	5.9%

*	Not meaningful.

Third quarter of 2012 net revenues in the Louisiana/Mississippi region decreased $25.5 million, or 8.7%, from 2011. Revenues were negatively impacted by the closures of two casinos in the region as a result of Hurricane Isaac in August 2012, which contributed to a 6.2% decline in trips. Loss from operations was $183.0 million in the third quarter of 2012 compared with income from operations of $35.4 million in 2011. This change was due primarily to non-cash intangible asset impairment charges of $176.0 million, as well as a non-cash tangible asset impairment charge of $13.0 million and a $20.2 million charge for exit activities related to the halted development project in Biloxi, Mississippi. Also contributing to the loss from operations is the income impact of lower revenues and non-recurring costs associated with hurricane-related damage to the closed properties. The Company estimates that the negative impact of Hurricane Isaac on its income from operations and Property EBITDA was approximately $4 million.

Iowa/Missouri Region

Iowa/Missouri region properties include Harrah’s Council Bluffs, Harrah’s North Kansas City, and Horseshoe Council Bluffs. On May 7, 2012, Caesars entered into an agreement to sell Harrah’s St Louis; therefore, the results in the table below exclude those of Harrah’s St. Louis for all periods.

	Quarter Ended September 30,		Percent Favorable/ (Unfavorable)	Nine Months Ended September 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2012	2011		2012	2011
Net revenues	$117.0	$119.9	(2.4)%	$350.6	$352.1	(0.4)%
Income from operations	38.8	27.5	41.1%	94.6	79.7	18.7%
Property EBITDA (2)	46.3	35.5	30.4%	116.9	103.1	13.4%

Net revenues in the third quarter of 2012 in the Iowa/Missouri region decreased $2.9 million, or 2.4%, from 2011 due mainly to a decline in casino revenues resulting from new competition in the Kansas City market. Income from operations and Property EBITDA increased for the third quarter of 2012 from 2011 due mainly to a reduction in property operating expenses resulting from the refinement of estimates of costs remaining in the discontinued operations of the Harrah’s St. Louis casino as a result of the imminent closing of the transaction.

Illinois/Indiana Region

Illinois/Indiana region properties include Harrah’s Joliet, Harrah’s Metropolis, Horseshoe Hammond, and Horseshoe Southern Indiana.

	Quarter Ended September 30,		Percent Favorable/ (Unfavorable)	Nine Months Ended September 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2012	2011		2012	2011
Net revenues	$263.5	$260.2	1.3%	$802.7	$806.1	(0.4)%
Income from operations	40.5	30.5	32.8%	121.6	110.2	10.3%
Property EBITDA (2)	59.7	50.1	19.2%	179.6	173.0	3.8%

Third quarter of 2012 net revenues in the Illinois/Indiana region increased slightly from 2011. Spend per trip declined while increased competitive pressures in the region resulted in fewer trips, despite the reopening earlier this year of the bridge that allows direct access by customers to the Company’s Southern Indiana property, which closure affected the property starting in early September 2011. Income from operations for the third quarter of 2012 increased 32.8% from the same period in 2011 due mainly to higher revenues together with reduced property operating expenses as a result of cost savings initiatives. The increase in Property EBITDA reflects higher revenues and reduced property operating expenses mentioned above.

Other Nevada Region

Other Nevada Region properties include Harrah’s Lake Tahoe, Harrah’s Laughlin, Harrah’s Reno, and Harveys Lake Tahoe.

	Quarter Ended September 30,		Percent Favorable/ (Unfavorable)	Nine Months Ended September 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2012	2011		2012	2011
Net revenues	$134.1	$140.9	(4.8)%	$336.4	$355.1	(5.3)%
(Loss)/Income from operations	(75.2)	30.3	*	(61.5)	48.4	*
Property EBITDA (2)	38.5	40.9	(5.9)%	74.0	80.3	(7.8)%

*	Not meaningful.

Third quarter of 2012 net revenues decreased $6.8 million, or 4.8%, from the same period in 2011 due mainly to a decline in casino revenues. Trips to the properties in the region, as well as spend per trip, declined in the third quarter of 2012 compared with 2011 due to local competitive pressures, and the Company expects the market to continue to be challenged. There was a loss from operations of $75.2 million in the third quarter of 2012 compared with income from operations of $30.3 million in 2011. This change was due mainly to non-cash intangible asset impairment charges of $103.0 million recorded in the 2012 quarter. Property EBITDA decreased slightly from 2011 due mainly to the income impact of lower revenues, partly offset by reduced property operating expenses.

Managed, International, and Other

The Managed region includes companies that operate three Indian-owned casinos, as well as Horseshoe Cleveland and Caesars Windsor, and the results of Thistledown Racetrack (“Thistledown”) through August 2012 when the racetrack was contributed to Rock Ohio Caesars, LLC, a joint venture in which Caesars holds a 20% ownership interest. Subsequent to August 2012, the Managed region includes the results of the subsidiary that manages Thistledown. The International region includes the results of Caesars’ international operations. The Other region is comprised of corporate expenses, including administrative, marketing, and development costs, income from certain non-consolidated affiliates, and the results of Caesars Interactive Entertainment, Inc., which consists of the businesses related to the World Series of Poker® (“WSOP”) brand, an online real-money business in the U.K. and alliances with online gaming providers in Italy and France, and the results of Playtika Ltd., a social media and mobile games developer, since since it was acquired in May 2011.

	Quarter Ended September 30,		Percent Favorable/ (Unfavorable)	Nine Months Ended September 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2012	2011		2012	2011
Net revenues
Managed	$37.0	$13.6	172.1%	$62.0	$36.9	68.0%
International	105.7	110.9	(4.7)%	340.6	336.2	1.3%
Other	62.5	21.8	186.7%	203.2	65.4	210.7%

Total net revenues	$205.2	$146.3	40.3%	$605.8	$438.5	38.2%

(Loss)/income from operations
Managed	$(2.1)	$2.2	*	$3.0	$5.0	(40.0)%
International	(3.9)	(0.3)	*	(89.0)	19.7	*
Other	(145.3)	(73.8)	(96.9)%	(272.5)	(205.0)	(32.9)%

Total loss from operations	$(151.3)	$(71.9)	(110.4)%	$(358.5)	$(180.3)	(98.8)%

*	Not meaningful.

Net revenues in the third quarter of 2012 for Managed, International, and Other increased $58.9 million, or 40.3%, from 2011, due primarily to higher revenues associated with the Company’s growing interactive operations. Net revenue increases were also attributable to the opening of a new managed casino, Horseshoe Cleveland, which began operations in May 2012, including an increase in reimbursable expenses for Horseshoe Cleveland that is presented on a gross revenue basis, thus resulting in an increase in net revenues and an equally offsetting increase in operating expenses. Loss from operations increased $79.4 million in the third quarter of 2012 from 2011, due mainly to non-cash intangible asset impairment charges of $124.0 million in the 2012 quarter and increased corporate expenses. Increases in corporate expenses were attributable to the consolidation of certain functions at corporate, and increased stock-based compensation expense.

Other Items

Interest expense, net of interest capitalized, increased by $65.4 million, or 14.5%, in the third quarter of 2012, due primarily to higher interest rates as a result of extending the maturities of the Company’s debt combined with higher debt balances compared with the year-ago quarter, and a $66.2 million decrease in mark-to-market gains on derivatives resulting from $6.2 million of gains in 2012 compared with gains of $72.4 million in 2011, partially offset by $33.9 million of lower amortization of deferred losses in accumulated other comprehensive loss. Interest expense is reported net of interest capitalized of $9.5 million and $11.6 million for the third quarter of 2012 and 2011, respectively. Interest capitalized in the third quarter of 2012 is primarily related to the Project Linq.

The effective tax rate benefit for the quarter ended September 30, 2012 and September 30, 2011, was 30.8% and 29.6%, respectively. The reason for the increase in the quarterly rate at September 30, 2012 is that the negative impact to the 2012 rate which is primarily caused by nondeductible goodwill impairments was relatively less than the negative impact to the 2011 rate, which was primarily caused by nondeductible foreign losses and nondeductible losses on company-owned life insurance policies.

Caesars Entertainment has undertaken comprehensive cost-reduction efforts to rightsize expenses with business levels through its implementation of “Project Renewal,” an initiative designed to reinvent certain aspects of the Company’s functional and operating units to gain significant further cost reductions and streamline its operations. As a part of Project Renewal, the Company designed a shared-services organization that will enable more efficient decision making and sharing of best practices. Caesars anticipates that the Company will have a permanently lower cost structure and will benefit from greater concentration of specified talent and quicker decision making. The Company estimates that Project Renewal and other cost-savings programs produced $50.8 million in incremental cost savings for the third quarter of 2012 compared with the same period in 2011. Additionally, as of September 30, 2012, we expect that these cost-savings programs will produce additional annual cost savings of $204.3 million, based on the full implementation of current projects that are in process. As the Company firms up cost reduction activities, this amount could change.

Caesars Entertainment Operating Company, Inc. Results

As a substantial portion of the debt of Caesars Entertainment’s consolidated group is issued by CEOC, the Company believes it is meaningful to also provide information on the results of operations of CEOC. Results for CEOC are summarized below. CEOC’s Summary of Operations, Supplemental Information, and Reconciliation of Net Loss Attributable to CEOC to Adjusted EBITDA, LTM Adjusted EBITDA-Pro Forma, and LTM Adjusted EBITDA-Pro Forma - CEOC Restricted, can be found at the end of this release.

	Quarter Ended September 30,		Percent Favorable/ (Unfavorable)	Nine Months Ended September 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2012	2011		2012	2011
Net revenues	$1,640.3	$1,669.2	(1.7)%	$4,928.9	$4,964.7	(0.7)%
(Loss)/income from operations (1)	(279.3)	133.9	*	(237.6)	485.3	*
Loss from continuing operations, net of income taxes	(533.4)	(200.2)	(166.4)%	(1,165.7)	(571.7)	(103.9)%
Income from discontinued operations, net of income taxes	2.8	11.2	(75.0)%	28.5	35.2	(19.0)%
Net loss attributable to CEOC	(531.3)	(179.8)	(195.5)%	(1,138.9)	(532.5)	(113.9)%
Property EBITDA (3)	384.0	388.5	(1.2)%	1,227.8	1,212.5	1.3%
Adjusted EBITDA (4)	351.3	372.3	(5.6)%	1,136.8	1,162.5	(2.2)%

*	Not meaningful.
(1)

Loss from operations for Caesars includes intangible and tangible asset impairment charges of $419.0 million and $720.5 million in the third quarter and the nine-month period of 2012, respectively. Loss from operations for CEOC includes intangible and tangible asset impairment charges of $416.0 million and $717.5 million in the third quarter and the nine-month period of 2012, respectively. Income from operations for Caesars and CEOC included intangible and tangible asset impairment charges of $27.1 million for both the third quarter and nine-month period of 2011.

(2)

Diluted loss per share for the periods shown includes earnings per share from Discontinued Operations in the third quarter and nine-month period of 2012 of $0.02 and $0.23 per share, respectively and earnings per share from Discontinued Operations for the third quarter and nine-month period of 2011 of $0.09 and $0.28 per share, respectively. On February 8, 2012, the Company effected a 1.742-for-one split of its common stock. All applicable per-share data presented herein has been retroactively adjusted to give effect to this stock split.

(3)

Property EBITDA is a non-GAAP financial measure that is defined and reconciled to its most comparable GAAP measure later in this release. Property EBITDA is included because the Company’s management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.

(4)

Adjusted EBITDA is a non-GAAP financial measure that is defined and reconciled to its most comparable GAAP measure later in this release. Adjusted EBITDA is included because management believes that Adjusted EBITDA provides investors with additional information that allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the Company. Adjusted EBITDA does not include the pro forma effect of adjustments related to properties and yet-to-be-realized cost savings from the Company’s profitability improvement programs.

Caesars Entertainment Corporation (NASDAQ: CZR) will host a conference call at 2 p.m. Pacific Time Wednesday, October 31, 2012, to review its third-quarter results. The call will be accessible in the Investor Relations section of www.caesars.com.

If you would like to ask questions and be an active participant in the call, you may dial 877-637-3723, or 832-412-1752 for international callers, and enter Conference ID 50057754 approximately 10 minutes before the call start time. A recording of the live call will be available on the company’s web site for 90 days after the event.

*****

Caesars Entertainment Corporation is the world’s most diversified casino-entertainment company. Since its beginning in Reno, Nevada, 75 years ago, Caesars has grown through development of new resorts, expansions and acquisitions and now operates casinos on four continents. The company’s resorts operate primarily under the Caesars®, Harrah’s® and Horseshoe® brand names. Caesars also owns the World Series of Poker® and the London Clubs International family of casinos. Caesars is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. We are committed to environmental sustainability and energy conservation and recognize the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.

This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue,” “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies, and future financial results of Caesars. These forward-looking statements are based on current expectations and projections about future events.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of Caesars may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein):

•	the impact of the Company’s significant indebtedness;

•	the effects of local and national economic, credit, and capital market conditions on the economy, in general, and on the gaming industry, in particular;

•	the ability to realize the expense reductions from cost savings programs;

•	access to available and reasonable financing on a timely basis;

•	the ability of the Company’s customer-tracking, customer loyalty, and yield-management programs to continue to increase customer loyalty and same-store or hotel sales;

•

changes in laws, including increased tax rates, smoking bans, regulations or accounting standards, third-party relations and approvals, and decisions, disciplines, and fines of courts, regulators, and governmental bodies;

•	the ability to recoup costs of capital investments through higher revenues;

•	abnormal gaming holds (“gaming hold” is the amount of money that is retained by the casino from wagers by customers);

•	the ability to timely and cost-effectively integrate companies that the Company acquires into its operations;

•	the effects of competition, including locations of competitors and operating and market competition;

•	the potential difficulties in employee retention and recruitment as a result of the Company’s substantial indebtedness or any other factor;

•

construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;

•	litigation outcomes and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions, and fines and taxation;

•	the effects of environmental and structural building conditions relating to the Company’s properties;

•	access to insurance on reasonable terms for the Company’s assets;

•	acts of war or terrorist incidents, severe weather conditions, uprisings, or natural disasters; and

•	the impact, if any, of unfunded pension benefits under multi-employer pension plans.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Caesars disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this release.

CAESARS ENTERTAINMENT CORPORATION

CONSOLIDATED SUMMARY OF OPERATIONS

(UNAUDITED)

	Quarter Ended September 30,		Nine Months Ended September 30,
(In millions, except per share data)	2012	2011	2012	2011
Net revenues	$2,198.4	$2,189.7	$6,572.5	$6,467.5
Property operating expenses	(1,690.8)	(1,715.4)	(5,038.5)	(5,015.2)
Depreciation and amortization	(182.0)	(176.8)	(546.6)	(518.6)
Write-downs, reserves, and project opening costs, net of recoveries	(32.6)	(12.5)	(63.4)	(60.0)
Intangible and tangible asset impairment charges	(419.0)	(27.1)	(720.5)	(27.1)
Income/(loss) on interests in non-consolidated affiliates	1.5	(1.1)	(8.8)	(4.2)
Corporate expense	(51.8)	(36.5)	(145.2)	(115.1)
Acquisition and integration costs	(1.1)	(1.3)	(2.2)	(3.6)
Amortization of intangible assets	(43.2)	(39.2)	(129.6)	(117.7)

(Loss)/income from operations	(220.6)	179.8	(82.3)	606.0
Interest expense, net of interest capitalized	(515.7)	(450.3)	(1,574.3)	(1,448.3)
Gains on early extinguishments of debt	—	—	79.5	47.9
Other income, including interest income	4.6	8.2	19.4	16.7

Loss from continuing operations before income taxes	(731.7)	(262.3)	(1,557.7)	(777.7)
Benefit for income taxes	225.5	77.7	502.9	271.2

Loss from continuing operations, net of income taxes	(506.2)	(184.6)	(1,054.8)	(506.5)
Discontinued operations
Income from discontinued operations	4.6	18.4	46.5	57.9
Provision for income taxes	(1.8)	(7.2)	(18.0)	(22.7)

Income from discontinued operations, net of income taxes	2.8	11.2	28.5	35.2

Net loss	(503.4)	(173.4)	(1,026.3)	(471.3)
Less: (income)/net loss attributable to non-controlling interests	(2.1)	9.4	(1.5)	4.3

Net loss attributable to Caesars	$(505.5)	$(164.0)	$(1,027.8)	$(467.0)

(Loss)/earnings per share - basic and diluted
Loss per share from continuing operations	$(4.05)	$(1.40)	$(8.44)	$(4.01)
Earnings per share from discontinued operations	0.02	0.09	0.23	0.28

Net loss per share	$(4.03)	$(1.31)	$(8.21)	$(3.73)

CAESARS ENTERTAINMENT CORPORATION

CONSOLIDATED SUMMARY BALANCE SHEETS

(UNAUDITED)

(In millions)	September 30, 2012	December 31, 2011
Assets
Current assets
Cash and cash equivalents	$1,189.4	$894.6
Restricted Cash (a)	799.4	66.6
Assets held for sale (b)	9.7	11.6
Other current assets	881.3	864.4

Total current assets	2,879.8	1,837.2
Property and equipment, net	16,588.6	17,069.9
Goodwill and other intangible assets	7,143.5	7,723.6
Restricted cash	269.3	451.1
Assets held for sale (b)	592.3	593.4
Other long-term assets	869.4	840.4

	$28,342.9	$28,515.6

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt (a)	$797.3	$40.4
Liabilities held for sale (b)	8.2	10.1
Other current liabilities	1,819.8	1,552.3

Total current liabilities	2,625.3	1,602.8
Long-term debt	19,961.2	19,759.5
Other long-term liabilities	5,641.7	6,099.9

	28,228.2	27,462.2

Total Caesars stockholders’ equity	33.4	1,006.7
Non-controlling interests	81.3	46.7

Total equity	114.7	1,053.4

	$28,342.9	$28,515.6

(a)

The balance of restricted cash at September 30, 2012 includes $750.0 million of escrow proceeds related to the Company’s August 22, 2012 bond offering. The $750.0 million debt obligation is included in the current portion of long-term debt until the escrow conditions are met, at which time, the cash will be released from restriction and the debt will be classified as long-term.

(b)	These balances relate to the sale of the Harrah’s St. Louis casino which is expected to close in the fourth quarter of 2012.

CAESARS ENTERTAINMENT CORPORATION

SUPPLEMENTAL INFORMATION

RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION

TO PROPERTY EBITDA

(UNAUDITED)

Property EBITDA is presented as a supplemental measure of the Company’s performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income/(loss) before (i) interest expense, net of interest capitalized and interest income, (ii) (benefit)/provision for income taxes, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that the Company does not consider indicative of its ongoing operating performance at an operating property level. In evaluating Property EBITDA you should be aware that, in the future, the Company may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDA should not be construed as an inference that future results will be unaffected by unusual or unexpected items.

Property EBITDA is a non-GAAP financial measure commonly used in the Company’s industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Property EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDA is included because management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.

The following tables reconcile net loss attributable to Caesars to Property EBITDA for the periods indicated.

	Quarter Ended September 30, 2012
(In millions)	Las Vegas Region	Atlantic City Region	Louisiana/ Mississippi Region	Iowa/ Missouri Region	Illinois/ Indiana Region	Other Nevada Region	Managed, Int’l and Other	Discontinued Operations	Total
Net loss attributable to Caesars									$(505.5)
Net income attributable to non-controlling interests									2.1

Net loss									(503.4)
Income from discontinued operations, net of income taxes									(2.8)

Net loss from continuing operations, net of income taxes									(506.2)
Benefit for income taxes									(225.5)

Loss from continuing operations before income taxes									(731.7)
Other income, including interest income									(4.6)
Gains on early extinguishments of debt									—
Interest expense, net of interest capitalized									515.7

Income/(loss) from operations	$62.4	$47.3	$(183.0)	$38.8	$40.5	$(75.2)	$(151.4)		(220.6)
Depreciation and amortization	66.9	44.6	19.7	7.5	19.0	7.2	17.1		182.0
Amortization of intangible assets	19.0	4.0	5.5	—	0.3	3.5	10.9		43.2
Intangible and tangible asset impairment charges	3.0	—	189.0	—	—	103.0	124.0		419.0
Write-downs, reserves, and project opening costs, net of recoveries	13.2	3.9	25.1	—	—	—	(9.6)		32.6
Acquisition and integration costs	—	—	—	—	—	—	1.1		1.1
(Income)/loss on interests in non-consolidated affiliates	(0.6)	—	(0.2)	—	—	—	(0.7)		(1.5)
Corporate expense	—	—	—	—	—	—	51.8		51.8
EBITDA attributable to Harrah’s St. Louis								$4.6	4.6

Property EBITDA	$163.9	$99.8	$56.2	$46.3	$59.7	$38.5	$43.2	$4.6	$512.2

CAESARS ENTERTAINMENT CORPORATION

SUPPLEMENTAL INFORMATION

RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION

TO PROPERTY EBITDA

(UNAUDITED)

	Quarter Ended September 30, 2011
(In millions)	Las Vegas Region	Atlantic City Region	Louisiana/ Mississippi Region	Iowa/ Missouri Region	Illinois/ Indiana Region	Other Nevada Region	Managed, Int’l and Other	Discontinued Operations	Total
Net loss attributable to Caesars									$(164.0)
Net loss attributable to non-controlling interests									(9.4)

Net loss									(173.4)
Income from discontinued operations, net of income taxes									(11.2)

Net loss from continuing operations, net of income taxes									(184.6)
Benefit for income taxes									(77.7)

Loss from continuing operations before income taxes									(262.3)
Other income, including interest income									(8.2)
Gains on early extinguishments of debt									—
Interest expense, net of interest capitalized									450.3

Income/(loss) from operations	$88.2	$39.7	$35.4	$27.5	$30.5	$30.3	$(71.8)		179.8
Depreciation and amortization	63.9	43.0	18.1	7.7	19.3	7.0	17.8		176.8
Amortization of intangible assets	19.1	3.8	5.5	—	0.3	3.5	7.0		39.2
Intangible and tangible asset impairment charges	—	—	—	—	—	—	27.1		27.1
Write-downs, reserves, and project opening costs, net of recoveries	2.3	2.3	1.5	0.3	(0.1)	0.1	6.1		12.5
Acquisition and integration costs	(0.1)	—	—	—	—	—	1.4		1.3
Loss/(income) on interests in non-consolidated affiliates	(0.6)	0.7	(0.2)	—	—	—	1.2		1.1
Corporate expense	—	—	—	—	—	—	36.5		36.5
EBITDA attributable to Harrah’s St. Louis								$22.9	22.9

Property EBITDA	$172.9	$89.5	$60.3	$35.5	$50.1	$40.9	$25.1	$22.9	$497.2

CAESARS ENTERTAINMENT CORPORATION

SUPPLEMENTAL INFORMATION

RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION

TO PROPERTY EBITDA

(UNAUDITED)

	Nine Months Ended September 30, 2012
(In millions)	Las Vegas Region	Atlantic City Region	Louisiana/ Mississippi Region	Iowa/ Missouri Region	Illinois/ Indiana Region	Other Nevada Region	Managed, Int’l and Other	Discontinued Operations	Total
Net loss attributable to Caesars									$(1,027.8)
Net income attributable to non-controlling interests									1.5

Net loss									(1,026.3)
Income from discontinued operations, net of income taxes									(28.5)

Net loss from continuing operations, net of income taxes									(1,054.8)
Benefit for income taxes									(502.9)

Loss from continuing operations before income taxes									(1,557.7)
Other income, including interest income									(19.4)
Gains on early extinguishments of debt									(79.5)
Interest expense, net of interest capitalized									1,574.3

Income/(loss) from operations	$310.4	$82.4	$(271.2)	$94.6	$121.6	$(61.5)	$(358.6)		(82.3)
Depreciation and amortization	201.2	134.1	57.1	22.3	56.7	21.4	53.8		546.6
Amortization of intangible assets	56.9	12.0	16.5	—	0.8	10.4	33.0		129.6
Intangible and tangible asset impairment charges	3.0	—	356.5	—	—	103.0	258.0		720.5
Write-downs, reserves, and project opening costs, net of recoveries	20.4	6.2	36.0	—	0.6	0.6	(0.4)		63.4
Acquisition and integration costs	—	—	—	—	—	—	2.2		2.2
(Income)/loss on interests in non-consolidated affiliates	(2.2)	2.2	(0.5)	—	—	—	9.3		8.8
Corporate expense	—	—	—	—	—	—	145.2		145.2
EBITDA attributable to Harrah’s St. Louis								$53.0	53.0

Property EBITDA	$589.6	$236.9	$194.5	$116.9	$179.6	$74.0	$142.5	$53.0	$1,587.0

CAESARS ENTERTAINMENT CORPORATION

SUPPLEMENTAL INFORMATION

RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION

TO PROPERTY EBITDA

(UNAUDITED)

	Nine Months Ended September 30, 2011
(In millions)	Las Vegas Region	Atlantic City Region	Louisiana/ Mississippi Region	Iowa/ Missouri Region	Illinois/ Indiana Region	Other Nevada Region	Managed, Int’l and Other	Discontinued Operations	Total
Net loss attributable to Caesars									$(467.0)
Net loss attributable to non-controlling interests									(4.3)

Net loss									(471.3)
Income from discontinued operations, net of income taxes									(35.2)

Net loss from continuing operations, net of income taxes									(506.5)
Benefit for income taxes									(271.2)

Loss from continuing operations before income taxes									(777.7)
Other income, including interest income									(16.7)
Gains on early extinguishments of debt									(47.9)
Interest expense, net of interest capitalized									1,448.3

Income/(loss) from operations	$348.4	$93.6	$106.0	$79.7	$110.2	$48.4	$(180.3)		606.0
Depreciation and amortization	178.4	129.0	55.1	23.0	59.0	21.3	52.8		518.6
Amortization of intangible assets	57.3	11.3	16.4	—	1.0	10.4	21.3		117.7
Intangible and tangible asset impairment charges	—	—	—	—	—	—	27.1		27.1
Write-downs, reserves, and project opening costs, net of recoveries	14.6	4.5	6.6	0.4	2.8	0.3	30.8		60.0
Acquisition and integration costs	0.2	—	—	—	—	—	3.4		3.6
Loss/(income) on interests in non-consolidated affiliates	0.4	1.8	(0.5)	—	—	—	2.5		4.2
Corporate expense	—	—	—	—	—	—	115.1		115.1
EBITDA attributable to Harrah’s St. Louis								$71.5	71.5

Property EBITDA	$599.3	$240.3	$183.6	$103.1	$173.0	$80.3	$72.7	$71.5	$1,523.8

CAESARS ENTERTAINMENT CORPORATION SUPPLEMENTAL INFORMATION

RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION TO ADJUSTED EBITDA AND LTM ADJUSTED EBITDA-PRO FORMA

(UNAUDITED)

Adjusted EBITDA is defined as earnings before interest expense, income taxes, and depreciation and amortization (“EBITDA”) further adjusted to exclude certain non-cash and other items required or permitted in calculating covenant compliance under the indenture governing CEOC’s secured credit facilities.

Last twelve months (“LTM”) Adjusted EBITDA-Pro Forma is defined as Adjusted EBITDA further adjusted to include pro forma adjustments related to properties and estimated cost savings yet-to-be-realized.

Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma are presented as supplemental measures of the Company’s performance and management believes that Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma provide investors with additional information and allow a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the Company.

Because not all companies use identical calculations, the presentation of Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma may not be comparable to other similarly titled measures of other companies.

The following table reconciles net loss attributable to Caesars to Adjusted EBITDA for the quarters ended September 30, 2012 and 2011:

(In millions)	Quarter Ended September 30, 2012	Quarter Ended September 30, 2011
Net loss attributable to Caesars	$(505.5)	$(164.0)
Interest expense, net of interest capitalized and interest income	512.3	443.2
Benefit for income taxes (a)	(223.7)	(70.5)
Depreciation and amortization (b)	228.2	223.6

EBITDA	11.3	432.3
Project opening costs, abandoned projects and development costs (c)	31.0	4.2
Acquisition and integration costs (d)	1.1	1.3
Gains on early extinguishments of debt (e)	—	—
Net (loss)/income attributable to non-controlling interests, net of (distributions) (f)	(0.6)	(12.2)
Impairments of intangible and tangible assets (g)	419.0	27.1
Non-cash expense for stock compensation benefits (h)	9.9	7.3
Adjustments for recoveries from insurance claims for flood losses (i)	—	—
Other items (j)	12.8	22.5

Adjusted EBITDA	$484.5	$482.5

The following table reconciles net loss attributable to Caesars to Adjusted EBITDA for the nine months ended September 30, 2012 and 2011 and for the year ended December 31, 2011, and reconciles net loss attributable to Caesars to LTM Adjusted EBITDA-Pro Forma for the last twelve months ended September 30, 2012.

	(1)	(2)	(3)
(In millions)	Nine Months Ended Sept. 30, 2012	Nine Months Ended Sept. 30, 2011	Year Ended December 31, 2011	(1)-(2)+(3) LTM
Net loss attributable to Caesars	$(1,027.8)	$(467.0)	$(687.6)	$(1,248.4)
Interest expense, net of interest capitalized and interest income	1,557.4	1,432.4	2,097.8	2,222.8
Benefit for income taxes (a)	(484.9)	(248.5)	(506.9)	(743.3)
Depreciation and amortization (b)	692.0	658.9	881.3	914.4

EBITDA	736.7	1,375.8	1,784.6	1,145.5
Project opening costs, abandoned projects and development costs (c)	47.4	8.1	37.0	76.3
Acquisition and integration costs (d)	2.2	3.6	4.3	2.9
Gains on early extinguishments of debt (e)	(79.5)	(47.9)	(47.9)	(79.5)
Net (loss)/income attributable to non-controlling interests, net of (distributions) (f)	(4.1)	(11.0)	11.1	18.0
Impairments of intangible and tangible assets (g)	720.5	27.1	11.0	704.4
Non-cash expense for stock compensation benefits (h)	43.0	17.6	22.2	47.6
Adjustments for recoveries from insurance claims for flood losses (i)	(6.6)	14.0	6.6	(14.0)
Other items (j)	58.0	90.3	114.7	82.4

Adjusted EBITDA	$1,517.6	$1,477.6	$1,943.6	1,983.6

Pro forma adjustment for estimated cost savings yet-to-be-realized (k)				204.3
Pro forma adjustments for discontinued operations (l)				(73.5)

LTM Adjusted EBITDA-Pro Forma				$2,114.4

(a)

Amounts include the provision for income taxes related to discontinued operations of $1.8 million and $7.2 million for the third quarter of 2012 and 2011, respectively, and the provision for income taxes related to discontinued operations of $18.0 million, $22.7 million, and $29.5 million for the nine months ended September 30, 2012 and 2011, and for the year ended December 31, 2011, respectively.

(b)

Amounts include depreciation and amortization related to discontinued operations of $0.0 million and $4.5 million for the third quarter of 2012 and 2011, respectively, and depreciation and amortization related to discontinued operations of $6.5 million, $13.6 million, and $18.2 million for the nine months ended September 30, 2012 and 2011, and for the year ended December 31, 2011, respectively.

(c)

Amounts represent pre-opening costs incurred in connection with new property openings and expansion projects at existing properties, as well as any non-cash write-offs of abandoned development projects.

(d)

Amounts include certain one-time costs associated with development activities in Ohio, Massachusetts, and other markets which are infrequently occurring costs and associated with acquisition initiatives.

(e)

Amounts represent the difference between the fair value of consideration paid and the book value, net of deferred financing costs, of debt retired through debt extinguishment transactions, which are capital structure-related, rather than operational-type costs.

(f)

Amounts represent minority owners’ share of income/(loss) from the Company’s majority-owned consolidated subsidiaries, net of cash distributions to minority owners, which is a non-cash item as it excludes any cash distributions.

(g)	Amounts represent non-cash charges to impair intangible and tangible assets primarily resulting from changes in the business outlook in light of economic conditions.
(h)	Amounts represent non-cash stock-based compensation expense related to stock options granted to the Company’s employees.
(i)	Amounts represent adjustments for insurance claims related to lost profits during the floods that occurred in 2011.
(j)

Amounts represent add-backs and deductions from EBITDA, whether permitted and/or required under the indentures governing CEOC’s existing notes and the credit agreement governing CEOC’s senior secured credit facilities, included in arriving at LTM Adjusted EBITDA-Pro Forma but not separately identified. Such add-backs and deductions may include litigation awards and settlements, severance and relocation costs, permit remediation costs, gains and losses from disposals of assets, costs incurred in connection with implementing the Company’s efficiency and cost-saving programs, the Company’s insurance policy deductibles incurred as a result of catastrophic events such as floods and hurricanes, and non-cash equity in earnings of non-consolidated affiliates (net of distributions).

(k)

Amount represents adjustments to reflect the impact of annualized run-rate cost savings and anticipated future cost savings to be realized from the Company’s announced Project Renewal and other profitability improvement programs.

(l)	Per CEOC’s senior secured credit facilities, EBITDA related to the discontinued operations of Harrah’s St. Louis is deducted from LTM Adjusted EBITDA - Pro Forma.

The following tables present the Consolidated Summary of Operations and Supplemental Information for Caesars Entertainment Operating Company, Inc. (“CEOC”), a wholly owned subsidiary of Caesars Entertainment Corporation for the periods indicated.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

CONSOLIDATED SUMMARY OF OPERATIONS

(UNAUDITED)

	Quarter Ended September 30,		Nine Months Ended September 30,
(In millions)	2012	2011	2012	2011
Net revenues	$1,640.3	$1,669.2	$4,928.9	$4,964.7
Property operating expenses	(1,260.9)	(1,303.6)	(3,754.1)	(3,823.7)
Depreciation and amortization	(142.1)	(135.3)	(427.9)	(400.4)
Write-downs, reserves, and project opening costs, net of recoveries	(30.2)	(15.2)	(56.8)	(58.5)
Intangible and tangible asset impairment charges	(416.0)	(27.1)	(717.5)	(27.1)
Income/(loss) on interests in non-consolidated affiliates	0.9	(1.4)	(9.9)	(2.9)
Corporate expense	(43.1)	(27.3)	(120.0)	(91.0)
Acquisition and integration costs	(1.0)	(1.1)	(1.9)	(2.9)
Amortization of intangible assets	(27.2)	(24.3)	(78.4)	(72.9)

(Loss)/income from operations	(279.3)	133.9	(237.6)	485.3
Interest expense, net of interest capitalized	(495.6)	(427.0)	(1,509.7)	(1,381.7)
Other income, including interest income	4.0	7.6	18.4	15.9

Loss from continuing operations before income taxes	(770.9)	(285.5)	(1,728.9)	(880.5)
Benefit for income taxes	237.5	85.3	563.2	308.8

Loss from continuing operations, net of income taxes	(533.4)	(200.2)	(1,165.7)	(571.7)
Discontinued operations
Income from discontinued operations	4.6	18.4	46.5	57.9
Provision for income taxes	(1.8)	(7.2)	(18.0)	(22.7)

Income from discontinued operations, net of income taxes	2.8	11.2	28.5	35.2

Net loss	(530.6)	(189.0)	(1,137.2)	(536.5)
Less: net (income)/loss attributable to non-controlling interests	(0.7)	9.2	(1.7)	4.0

Net loss attributable to CEOC	$(531.3)	$(179.8)	$(1,138.9)	$(532.5)

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

SUPPLEMENTAL INFORMATION

RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT

OPERATING COMPANY, INC. TO PROPERTY EBITDA

(UNAUDITED)

Property EBITDA is presented as a supplemental measure of CEOC’s performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income/(loss) before (i) interest expense, net of interest capitalized and interest income, (ii) (benefit)/provision for income taxes, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that the Company does not consider indicative of CEOC’s ongoing operating performance at an operating property level. In evaluating Property EBITDA you should be aware that in the future, CEOC may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDA should not be construed as an inference that CEOC’s future results will be unaffected by unusual or unexpected items.

Property EBITDA is a non-GAAP financial measure commonly used in the Company’s industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Property EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDA is presented because management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.

The following tables reconcile net loss attributable to CEOC to Property EBITDA for the periods indicated.

	Quarter Ended September 30, 2012
(In millions)	Las Vegas Region	Atlantic City Region	Louisiana/ Mississippi Region	Iowa/ Missouri Region	Illinois/ Indiana Region	Other Nevada Region	Managed, Int’l and Other	Discontinued Operations	Total
Net loss attributable to CEOC									$(531.3)
Net income attributable to non-controlling interests									0.7

Net loss									(530.6)
Income from discontinued operations, net of income taxes									(2.8)

Net loss from continuing operations, net of income taxes									(533.4)
Benefit for income taxes									(237.5)

Loss from continuing operations before income taxes									(770.9)
Other income, including interest income									(4.0)
Interest expense, net of interest capitalized									495.6

Income/(loss) from operations	$14.8	$27.5	$(183.0)	$38.8	$40.5	$(81.2)	$(136.7)		(279.3)
Depreciation and amortization	41.2	32.8	19.7	7.5	19.0	5.4	16.5		142.1
Amortization of intangible assets	8.2	3.0	5.5	—	0.3	0.5	9.7		27.2
Intangible and tangible asset impairment charges	—	—	189.0	—	—	103.0	124.0		416.0
Write-downs, reserves, and project opening costs, net of recoveries	11.0	3.7	25.1	—	—	—	(9.6)		30.2
Acquisition and integration costs	—	—	—	—	—	—	1.0		1.0
Loss/(income) on interests in non-consolidated affiliates	—	—	(0.2)	—	—	—	(0.7)		(0.9)
Corporate expense	—	—	—	—	—	—	43.1		43.1
EBITDA attributable to Harrah’s St. Louis								$4.6	4.6

Property EBITDA	$75.2	$66.9	$56.2	$46.3	$59.7	$27.8	$47.3	$4.6	$384.0

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

SUPPLEMENTAL INFORMATION

RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT

OPERATING COMPANY, INC. TO PROPERTY EBITDA

(UNAUDITED)

	Quarter Ended September 30, 2011
(In millions)	Las Vegas Region	Atlantic City Region	Louisiana/ Mississippi Region	Iowa/ Missouri Region	Illinois/ Indiana Region	Other Nevada Region	Managed, Int’l and Other	Discontinued Operations	Total
Net loss attributable to CEOC									$(179.8)
Net loss attributable to non-controlling interests									(9.2)

Net loss									(189.0)
Income from discontinued operations, net of income taxes									(11.2)

Net loss from continuing operations, net of income taxes									(200.2)
Benefit for income taxes									(85.3)

Loss from continuing operations before income taxes									(285.5)
Other income, including interest income									(7.6)
Interest expense, net of interest capitalized									427.0

Income/(loss) from operations	$39.9	$27.5	$35.4	$27.5	$30.5	$24.5	$(51.4)		133.9
Depreciation and amortization	36.4	30.8	18.1	7.7	19.3	5.3	17.7		135.3
Amortization of intangible assets	8.2	2.7	5.5	—	0.3	0.5	7.1		24.3
Intangible and tangible asset impairment charges	—	—	—	—	—	—	27.1		27.1
Write-downs, reserves, and project opening costs, net of recoveries	1.0	1.7	1.5	0.3	(0.1)	0.1	10.7		15.2
Acquisition and integration costs	—	—	—	—	—	—	1.1		1.1
Loss/(income) on interests in non-consolidated affiliates	—	0.4	(0.2)	—	—	—	1.2		1.4
Corporate expense	—	—	—	—	—	—	27.3		27.3
EBITDA attributable to Harrah’s St. Louis								$22.9	22.9

Property EBITDA	$85.5	$63.1	$60.3	$35.5	$50.1	$30.4	$40.7	$22.9	$388.5

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

SUPPLEMENTAL INFORMATION

RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT

OPERATING COMPANY, INC. TO PROPERTY EBITDA

(UNAUDITED)

	Nine Months Ended September 30, 2012
(In millions)	Las Vegas Region	Atlantic City Region	Louisiana/ Mississippi Region	Iowa/ Missouri Region	Illinois/ Indiana Region	Other Nevada Region	Managed, Int’l and Other	Discontinued Operations	Total
Net loss attributable to CEOC									$(1,138.9)
Net income attributable to non-controlling interests									1.7

Net loss									(1,137.2)
Income from discontinued operations, net of income taxes									(28.5)

Net loss from continuing operations, net of income taxes									(1,165.7)
Benefit for income taxes									(563.2)

Loss from continuing operations before income taxes									(1,728.9)
Other income, including interest income									(18.4)
Interest expense, net of interest capitalized									1,509.7

Income/(loss) from operations	$143.7	$46.0	$(271.2)	$94.6	$121.6	$(80.7)	$(291.6)		(237.6)
Depreciation and amortization	125.7	96.7	57.1	22.3	56.7	16.2	53.2		427.9
Amortization of intangible assets	24.5	8.9	16.5	—	0.8	1.6	26.1		78.4
Intangible and tangible asset impairment charges	—	—	356.5	—	—	103.0	258.0		717.5
Write-downs, reserves, and project opening costs, net of recoveries	14.3	5.7	36.0	—	0.6	0.6	(0.4)		56.8
Acquisition and integration costs	—	—	—	—	—	—	1.9		1.9
Loss/(income) on interests in non-consolidated affiliates	—	1.1	(0.5)	—	—	—	9.3		9.9
Corporate expense	—	—	—	—	—	—	120.0		120.0
EBITDA attributable to Harrah’s St. Louis								$53.0	53.0

Property EBITDA	$308.2	$158.3	$194.5	$116.9	$179.6	$40.7	$176.6	$53.0	$1,227.8

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

SUPPLEMENTAL INFORMATION

RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT

OPERATING COMPANY, INC. TO PROPERTY EBITDA

(UNAUDITED)

	Nine Months Ended September 30, 2011
(In millions)	Las Vegas Region	Atlantic City Region	Louisiana/ Mississippi Region	Iowa/ Missouri Region	Illinois/ Indiana Region	Other Nevada Region	Managed, Int’l and Other	Discontinued Operations	Total
Net loss attributable to CEOC									$(532.5)
Net loss attributable to non-controlling interests									(4.0)

Net loss									(536.5)
Income from discontinued operations, net of income taxes									(35.2)

Net loss from continuing operations, net of income taxes									(571.7)
Benefit for income taxes									(308.8)

Loss from continuing operations before income taxes									(880.5)
Other income, including interest income									(15.9)
Interest expense, net of interest capitalized									1,381.7

Income/(loss) from operations	$182.1	$60.4	$106.0	$79.7	$110.2	$31.9	$(85.0)		485.3
Depreciation and amortization	102.8	91.5	55.1	23.0	59.0	16.1	52.9		400.4
Amortization of intangible assets	24.5	8.2	16.4	—	1.0	1.6	21.2		72.9
Intangible and tangible asset impairment charges	—	—	—	—	—	—	27.1		27.1
Write-downs, reserves, and project opening costs, net of recoveries	9.5	3.5	6.6	0.4	2.8	0.3	35.4		58.5
Acquisition and integration costs	—	—	—	—	—	—	2.9		2.9
Loss/(income) on interests in non-consolidated affiliates	—	0.9	(0.5)	—	—	—	2.5		2.9
Corporate expense	—	—	—	—	—	—	91.0		91.0
EBITDA attributable to Harrah’s St. Louis								$71.5	71.5

Property EBITDA	$318.8	$164.6	$183.6	$103.1	$173.0	$49.9	$148.0	$71.5	$1,212.5

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

SUPPLEMENTAL INFORMATION

RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT

OPERATING COMPANY, INC.

TO ADJUSTED EBITDA, LTM ADJUSTED EBITDA-PRO FORMA AND

LTM ADJUSTED EBITDA-PRO FORMA - CEOC RESTRICTED

(UNAUDITED)

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash and other items required or permitted in calculating covenant compliance under the indenture governing CEOC’s the credit facility.

LTM Adjusted EBITDA-Pro Forma is defined as Adjusted EBITDA further adjusted to include pro forma adjustments related to properties and estimated cost savings yet-to-be-realized.

Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma are presented as supplemental measures of CEOC’s performance and management believes that Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma provide investors with additional information and allow a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of CEOC.

Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma include the results and adjustments of CEOC on a consolidated basis without the exclusion of CEOC’s unrestricted subsidiaries, and therefore, are different than the calculations used to determine compliance with debt covenants under the credit facility. The reconciliation of net loss attributable to CEOC to LTM Adjusted EBITDA-Pro Forma on the following page includes an additional calculation to exclude the results and adjustments of the unrestricted subsidiaries of CEOC resulting in an amount used to determine compliance with debt covenants (“LTM Adjusted EBITDA-Pro Forma - CEOC Restricted”).

Because not all companies use identical calculations, the presentation of CEOC’s Adjusted EBITDA, LTM Adjusted EBITDA-Pro Forma, and LTM Adjusted EBITDA-Pro Forma - CEOC Restricted may not be comparable to other similarly titled measures of other companies.

The following table reconciles net loss attributable to CEOC to Adjusted EBITDA for the quarters ended June 30, 2012 and 2011.

(In millions)	Quarter Ended September 30, 2012	Quarter Ended September 30, 2011
Net loss attributable to CEOC	$(531.3)	$(179.8)
Interest expense, net of capitalized interest and interest income	492.4	420.1
Benefit for income taxes (a)	(235.7)	(78.1)
Depreciation and amortization (b)	172.4	167.2

EBITDA	(102.2)	329.4
Project opening costs, abandoned projects and development costs (c)	31.1	3.6
Acquisition and integration costs (d)	1.0	1.1
Net income attributable to non-controlling interests, net of (distributions) (e)	(2.1)	(12.0)
Impairments of intangible and tangible assets (f)	416.0	27.1
Non-cash expense for stock compensation benefits (g)	7.5	7.0
Adjustments for recoveries from insurance claims for flood losses (h)	—	—
Other items (i)	—	16.1

Adjusted EBITDA	$351.3	$372.3

The following table reconciles net loss attributable to CEOC to Adjusted EBITDA for the six months ended September 30, 2012 and 2011 and for the year ended December 31, 2011, and reconciles net loss attributable to CEOC to LTM Adjusted EBITDA-Pro Forma, and LTM Adjusted EBITDA-Pro Forma - CEOC Restricted for the last twelve months ended September 30, 2012.

	(1)	(2)	(3)
(In millions)	Nine Months Ended Sept. 30, 2012	Nine Months Ended Sept. 30, 2011	Year Ended December 31, 2011	(1)-(2)+(3) LTM
Net loss attributable to CEOC	$(1,138.9)	$(532.5)	$(779.4)	$(1,385.8)
Interest expense, net of capitalized interest and interest income	1,493.7	1,366.5	2,007.5	2,134.7
Benefit for income taxes (a)	(545.2)	(286.1)	(533.5)	(792.6)
Depreciation and amortization (b)	522.1	495.9	665.3	691.5

EBITDA	331.7	1,043.8	1,359.9	647.8
Project opening costs, abandoned projects and development costs (c)	47.5	7.5	36.4	76.4
Acquisition and integration costs (d)	1.9	2.9	3.5	2.5
Net income attributable to non-controlling interests, net of (distributions) (e)	(3.9)	(10.7)	0.6	7.4
Impairments of intangible and tangible assets (f)	717.5	27.1	11.0	701.4
Non-cash expense for stock compensation benefits (g)	23.9	16.9	21.3	28.3
Adjustments for recoveries from insurance claims for flood losses (h)	(6.6)	14.0	6.6	(14.0)
Other items (i)	24.8	61.0	74.5	38.3

Adjusted EBITDA	$1,136.8	$1,162.5	$1,513.8	1,488.1
Pro forma adjustment for estimated cost savings yet-to-be-realized (j)				146.4
Pro forma adjustments for discontinued operations (k)				(73.5)

LTM Adjusted EBITDA-Pro Forma				1,561.0

EBITDA of CEOC’s unrestricted subsidiaries				(79.6)
Adjustments related to CEOC’s unrestricted subsidiaries				(4.0)
Pro forma adjustments related to CEOC’s unrestricted subsidiaries				(6.4)

LTM Adjusted EBITDA-Pro Forma - CEOC Restricted				$1,471.0

(a)

Amounts include the provision for income taxes related to discontinued operations of $1.8 million and $7.2 million for the third quarter of 2012 and 2011, respectively, and the provision for income taxes related to discontinued operations of $18.0 million, $22.7 million, and $29.5 million for the nine months ended September 30, 2012 and 2011, and for the year ended December 31, 2011, respectively.

(b)

Amounts include depreciation and amortization related to discontinued operations of $0.0 million and $4.5 million for the third quarter of 2012 and 2011, respectively, and depreciation and amortization related to discontinued operations of $6.5 million, $13.6 million, and $18.2 million for the nine months ended September 30, 2012 and 2011, and for the year ended December 31, 2011, respectively.

(c)

Amounts represent pre-opening costs incurred in connection with new property openings and expansion projects at existing properties, as well as any non-cash write-offs of abandoned development projects.

(d)

Amounts include certain one-time costs associated with development activities in Ohio, Massachusetts, and other markets which are infrequently occurring costs and associated with acquisition initiatives.

(e)

Amounts represent minority owners’ share of income/(loss) from CEOC’s majority-owned consolidated subsidiaries, net of cash distributions to minority owners, which is a non-cash item as it excludes any cash distributions.

(f)	Amounts represent non-cash charges to impair intangible and tangible assets primarily resulting from changes in the business outlook in light of economic conditions.
(g)	Amounts represent non-cash stock-based compensation expense related to stock options granted to CEOC’s employees.
(h)	Amounts represent adjustments for insurance claims related to lost profits during the floods that occurred in 2011.
(i)

Amounts represent add-backs and deductions from EBITDA, whether permitted and/or required under the indentures governing CEOC’s existing notes and the credit agreement governing CEOC’s senior secured credit facilities, included in arriving at LTM Adjusted EBITDA-Pro Forma - CEOC Restricted but not separately identified. Such add-backs and deductions may include litigation awards and settlements, severance and relocation costs, permit remediation costs, gains and losses from disposals of assets, costs incurred in connection with implementing the Company’s efficiency and cost-saving programs, CEOC’s insurance policy deductibles incurred as a result of catastrophic events such as floods and hurricanes, and non-cash equity in earnings of non-consolidated affiliates (net of distributions).

(j)

Amount represents adjustments of CEOC to reflect the impact of annualized run-rate cost savings and anticipated future cost savings to be realized from the Company’s announced Project Renewal and other profitability improvement programs.

(k)	Per CEOC’s senior secured credit facilities, EBITDA related to the discontinued operations of Harrah’s St. Louis is deducted from LTM Adjusted EBITDA - Pro Forma.